Exhibit 99.1

HELIX WIND, CORP.  ANNOUNCES CLOSE OF PRIVATE OFFERING

Offering Results in the Issuance of $5.1M in Convertible Notes and 11.9M Warrants

San Diego, CA – July 21, 2009 – Helix Wind, Corp. (OTCBB: HLXW) announced today the close of its private offering. Commencing in February 2009 and ending last week, the company issued an aggregate total of $5.1M in 9% convertible notes and 11.9M warrants to purchase 11.9M shares of common stock. Included in the issuance total is $2.2M of Helix Wind exchange notes from the company’s February 2009 reverse merger transaction. Helix Wind is pleased that $165,000 due to vendors have also been converted into this investment, showing confidence in our business model.

The funds from the offering will be used to meet general working capital needs through the end of the year, as Helix Wind intends to proceed with a larger institutional round of financing by year end to finance its growth plan through acquisitions. Ian Gardner, Helix Wind’s CEO, said “Raising this capital is a critical step in developing and growing our business. With this funding in place, the entire Helix Wind team is looking forward to executing on the operational aspects of our business plan and bringing the benefits of small-wind power generation to our customers.”

The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. As part of the terms of the private placement, Helix Wind is obligated to file a registration statement to register for resale under the Securities Act the shares of common stock issuable in connection with this private placement.

About Helix: Helix Wind is a global renewable energy company. Helix Wind is engaged in the design, manufacturing and sale of small wind vertical axis turbine designed to generate 300W, 1kW, 2.0kW, 4.0kW, and 50kW of clean, renewable electricity. Additional information can be found at http://www.helixwind.com

Safe Harbor Statement: A number of statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including our ability to pay the notes when they mature, attract and retain management and field personnel with experience in the small wind turbine industry, our ability to raise capital when needed and on acceptable terms and conditions, the intensity of competition and general economic factors. The actual results Helix Wind may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Helix Wind encourages the public to read the information provided here in conjunction with its most recent filings, which may be viewed at www.sec.gov.

Contact:
Ian Gardner, CEO
Helix Wind, Corp.
1848 Commercial Street
San Diego, CA 92113
Toll Free: 877.2GOHELIX (246.4354)
Int: + 619.501.3932
Fax: + 619.330.2628
Email: media@helixwind.com